Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-103027 of Abraxas Petroleum Corporation of our report dated March 10, 2003, July 18, 2003, as to Note 19 and the first paragraph of "New Accounting Pronouncements" in Note 1, (which report expresses an unqualified opinion and includes two explanatory paragraphs referring to the subsequent events described in Note 2 and the restatement described in Note 19), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP San Antonio, Texas July 29, 2004